September 1st, 2011

Mr. John Ellis
2869 Great Smokey Ct.
Westlake Village, CA 91362

Dear John:

On behalf of Webxu, Inc. (the “Company”), this letter agreement (the “Agreement”) sets forth the terms and conditions of your employment with the Company.

1.           Position.  Beginning on the Employment Date, you will be employed by the Company full time as its President and COO (“President”) and will report to the Chairman and Chief Executive Officer (“CEO”). Beginning on the Employment Date, you will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the CEO or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company.  Your duties shall include (1) managing overall P&L for Webxu along with CFO, (2) managing personnel and management across all Webxu properties/ companies, (3) operational deployment of 'synergy' programs company-wide for: HR, Finance (with CFO), Marketing/Sales, Technology, (4) preparation and presentation of materials and news for company shareholders and investors and the board, and (5) any new initiatives that come as a result of the company's performance or lack thereof that fall under the above listed items. Notwithstanding the foregoing, you may serve as a member of a board of directors for another corporation, provided, however, that you agree (i) you will not serve on a board of directors of a corporation competitive with the Company, (ii) such service will not interfere with your duties as President (as reasonably determined by the CEO) and (iii) if such service does interfere with your duties as President, you will immediately resign as President.  You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

2.           Compensation and Benefits.  Your annual base salary will be Two Hundred Thousand Dollars ($200,000.00), payable in accordance with the Company’s normal payroll practices, less any payroll deductions and withholdings as are required by law. In fiscal year 2012 and future years, you will be eligible to receive a target bonus amount, less any payroll deductions and withholdings as are required by law, of Twenty Thousand ($20,000.00) based upon the achievement of twenty percent (20%) annual organic EBITDA growth, excluding any growth from making acquisitions of companies and other revenue producing assets.  You will be eligible for three weeks vacation/paid time off, as well as (to the extent offered by the Company) health insurance, and other benefits on terms no less favorable than those offered to other senior executives of the Company.

3.           Stock Option.

(a)           Initial Grant: In connection with the commencement of your employment, the Company will grant you an option under the Company’s Stock Option/Stock Issuance Plan to purchase Five Hundred Thousand (500,000) shares of the Company’s Common Stock (the “Option”).  The Option will have an exercise price of $1.00 per share, and, subject to Section 5 below, will vest as to thirty-three percent (33%) after 365 days following the Employment Date, and 2.792% per month thereafter, so long as you remain employed by the Company. The terms of this grant and the standard conditions of vesting will be described in a separate letter from the Board of Directors. In the event of a Change of Control (as defined below) of the Company (or its successor), upon the closing of such Change of Control, if such Change of Control occurs within six (6) months of your employment date, then 50% of your then unvested Initial Grant shares shall be accelerated and shall immediately become vested; if such Change of Control occurs within one (1) year of your employment date, then 100% of your then unvested Initial Grant shares shall be accelerated and shall immediately become vested. The Option will be subject to the terms and conditions of the Company’s Stock Option/Stock Issuance Plan and the Stock Option Agreement governing the Option.  All of your options will have a cashless exercise feature.

(b)           Performance Grant: In fiscal years 2012, 2013, 2014 and 2015, you will be eligible to receive an annual target bonus grant of options to purchase One Hundred Twenty Five Thousand (125,000) shares of the Company’s Common Stock each year at an exercise price based on the fair market value of the Company’s common stock on the date of the grant, based upon the achievement each year of twenty percent (20%) annual organic EBITDA growth, excluding growth from making acquisitions of companies and other revenue producing assets.  In the event of a Change of Control (as defined below) of the Company (or its successor), upon the closing of such Change of Control, all performance shares previously earned as of the date of Change of Control shall become vested.  All of your options will have a cashless exercise feature.

4.           Termination and Employment.  Your employment by the Company will commence on the Employment Date and is expected to continue for a term of at least four (4) years, but is “at will” and may be terminated by the Company or by you at any time, for any reason or for no reason.  Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary and vacation accrued as of the date of your termination of employment, and your benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.

(a)           Additionally, in the event your employment is terminated either by the Company for any reason other than “Cause” (as defined below) or by you within fifteen (15) days of an event constituting “Good Reason” (as defined below), and you sign a waiver and release of claims against the Company substantially in the form attached hereto as Exhibit B and related entities and individuals in a form to be provided by the Company and return any Company property you then hold, you will receive (less any withholdings or deductions required by law and following the expiration of any applicable revocation periods) continued payment of your base salary pursuant to the Company’s regular payroll practices for three (3) months following the termination of your employment.

(b)           For purposes of this Agreement, “Cause” means your (i) failure to substantially perform, or negligence in the performance of, your duties after the CEO has provided you written notice of and sixty (60) days to cure such failure; (ii) commission of any act of fraud, gross misconduct or dishonesty which has an adverse impact on the Company; (iii) conviction of, or plea of guilty or “no contest” to, a felony or a crime involving moral turpitude; provided, however, that upon your indictment for a felony, regardless of when such indictment or felony occurs, the Company in its sole discretion may place you on a paid leave of absence during which you will not vest in any stock options, including the Option, or other Company equity awards; or (iv) material breach of any proprietary information and inventions agreement with the Company, including the Proprietary Material Agreement.

(c)           For purposes of this Agreement, “Change in Control” means either of the following transactions to which the Company is a party:  (a) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets to any person, entity or group of persons acting in concert other than in the ordinary course of business; or (b) any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 80% or more of the aggregate voting power of all classes of equity of the Company.

(d)           For purposes of this Agreement, “Good Reason” means any of the following events, taken following your provision of notice to the CEO that you intend to terminate your employment based on such event and the CEO’s failure to cure such event within thirty (30) days of receipt of such notice:  (i) a change in your title of President and COO of the Company or a material reduction in your duties or responsibilities that is inconsistent with your position; (ii) a requirement by the Company that you relocate your principal office to a facility more than seventy-five (75) miles from your then current location; or (iii) a material reduction in your annual base salary (other than in connection with a general decrease in the salary of all similarly situated employees of the Company).

5.           Resignation as Director.  Coinciding with your Employment Date, you will resign as a Director of the Company and forego any compensation scheduled in association with the director role in the company.  You will also agree to terminate the Director Offer Letter dated as of July 1, 2011.

6.           Employee Invention Assignment and Confidentiality Agreement.  You will sign the Company’s standard form of proprietary material and confidentiality agreement, a copy of which is attached to this letter as Exhibit A.  Nothing in this Agreement alters the terms and conditions of that proprietary material and confidentiality agreement.

7.           Arbitration.

(a)           Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (i) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (ii) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property.  Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

(b)           The site of the arbitration proceeding shall be in Los Angeles County, California.

8.           Miscellaneous.

(a)           Due Diligence.  This offer is contingent upon the Company's successful verification of your criminal, education, and employment background.  This offer can be rescinded based upon data received in the verification.

(b)           Absence of Conflicts.  You represent that your performance of your duties under this Agreement will not breach any other agreement as to which you are a party.

(c)           Successors.  This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives.  Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company's obligations under this Agreement.

(d)           Notices.  Notices under this agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing.  Notices to the Company will be addressed to the Chairman of the Board at the Company's corporate headquarters.

(e)           Waiver.  No provision of this Agreement will be modified or waived except in writing signed by you and an officer of the Company duly authorized by its Board.  No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.

(f)           Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(g)           Entire Agreement.  This Agreement, including the Proprietary Material Agreement and attached exhibits, if any, represents the entire agreement between the parties concerning the subject matter of your employment by the Company.

(h)           Governing Law.  This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

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Please sign and date this Agreement, and return it to me by September 9th, 2011, if you wish to accept employment at the Company under the terms described above.  If you accept our offer, we would like you to start no later than the earlier of the date the Company secures a minimum financing commitment of Two Million Dollars ($2,000,000) or October 15th, 2011, with the date you begin full time employment being referred to herein as the “Employment Date.”  Please be advised that this offer of employment is contingent upon successful completion of a final reference evaluation by the Company.

Best regards,

/s/ Matt Hill Matt Hill, Chief Executive Officer

Accepted:

September 9 , 2011

/s/ John Ellis
John Ellis

Exhibit A

 Employee Invention Assignment and Confidentiality Agreement

Exhibit B

Waiver and Release of Claims

You hereby release and waive any other claims you may have against Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively "Releases"), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act.  By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."